EXHIBIT 99.4
UNAUDITED PRO FORMA COMBINED CONDENSED
CONSOLIDATED FINANCIAL INFORMATION

The following is the unaudited pro forma combined condensed consolidated financial information for MB Financial, Inc. ("MB Financial") and Taylor Capital Group, Inc. ("Taylor Capital"), giving effect to the merger of Taylor Capital with and into MB Financial. The unaudited pro forma combined condensed consolidated balance sheet as of June 30, 2014 gives effect to the merger as if it occurred on that date. The unaudited pro forma combined condensed consolidated statements of operations for the six months ended June 30, 2014 and the year ended December 31, 2013 give effect to the merger as if it occurred on January 1, 2013. The actual completion date of the merger was August 18, 2014.

The unaudited pro forma combined condensed consolidated financial statements have been prepared using the acquisition method of accounting for business combinations under GAAP. MB Financial is the acquirer for accounting purposes. Certain reclassifications have been made to the historical financial statements of Taylor Capital to conform to the presentation in MB Financial’s financial statements.

Based on the closing price of the acquisition, the actual number of shares of MB Financial common stock issued in the merger was approximately 19.6 million and the actual aggregate amount of the cash portion of the merger consideration was approximately $120.5 million. Cash consideration included the impact of “in-the-money” Taylor Capital stock options and warrants, for which MB Financial paid in the aggregate approximately $4.4 million in cash.  The cash consideration also includes the outstanding unvested Taylor Capital restricted stock awards, for which MB Financial will pay or has paid in the aggregate up to approximately $3.7 million in cash, as and to the extent such awards vest.

Fair value adjustments and amounts preliminarily allocated to goodwill and identifiable intangibles could change significantly from those allocations used in the unaudited pro forma combined condensed consolidated financial statements presented herein and could result in a material change in amortization of acquired intangible assets.

In connection with the plan to integrate the operations of MB Financial and Taylor Capital following the completion of the merger, MB Financial anticipates that nonrecurring charges, such as costs associated with systems implementation, severance and other costs related to exit or disposal activities, will be incurred. Refer to the footnotes to the unaudited pro forma combined condensed financial statements below for additional information on merger related costs. These charges will affect the results of operations of MB Financial and Taylor Capital, as well as those of the combined company following the completion of the merger, in the period in which they are recorded. The unaudited pro forma combined condensed consolidated statements of operations do not include the effects of the non-recurring costs associated with any restructuring or integration activities resulting from the merger or any anticipated disposition of assets that may result from such integration.

The actual amounts recorded as of the completion of the merger may differ materially from the information presented in these unaudited pro forma combined condensed consolidated financial statements as a result of:

•	capital used or generated in Taylor Capital’s operations between the signing of the merger agreement and completion of the merger;

•	changes in the fair values of Taylor Capital’s assets and liabilities;

•	other changes in Taylor Capital’s net assets that occured prior to the completion of the merger, which could cause material changes in the information presented below; and

•	the actual financial results of the combined company.

The unaudited pro forma combined condensed consolidated financial statements are provided for informational purposes only. The unaudited pro forma combined condensed consolidated financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma combined condensed consolidated financial statements and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma combined condensed consolidated financial information is based on, and should be read together with, the historical consolidated financial statements and related notes of MB Financial contained in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 and its Annual Report on Form 10-K for the year ended December 31, 2013, and of Taylor Capital contained in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 and its Annual Report on Form 10-K for the year ended December 31, 2013.

MB FINANCIAL, INC. AND TAYLOR CAPITAL GROUP, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE SHEET
As of June 30, 2014
(In thousands)

	MB Financial	Taylor Capital	Pro Forma Adjustments		Pro Forma
ASSETS
Cash, cash equivalents and Federal funds sold	$771,295	$136,377	$(120,510)	A	$787,162
Investment securities:
Investment securities	2,396,350	1,093,079	(3,806)	B	3,485,623
Non-marketable securities - Federal Home Loan Bank and Federal Reserve Bank stock	51,432	61,617	—		113,049
Total investment securities	2,447,782	1,154,696	(3,806)		3,598,672
Loans held for sale	1,219	697,155	—		698,374
Loans:
Total loans, excluding covered loans	5,421,758	3,693,003	(110,480)	C	9,004,281
Covered loans	134,966	—	—		134,966
Total loans	5,556,724	3,693,003	(110,480)		9,139,247
Less: Allowance for loan losses	100,910	81,687	(81,687)	D	100,910
Net loans	5,455,814	3,611,316	(28,793)		9,038,337
Goodwill	423,369	—	275,577	E	698,946
Other intangibles	21,014	—	25,000	F	46,014
Other assets	698,198	363,511	(10,769)	G	1,050,940
Total assets	$9,818,691	$5,963,055	$136,699		$15,918,445
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
Noninterest bearing	$2,605,367	$1,113,886	$—		$3,719,253
Interest bearing	5,157,697	2,885,654	2,101	H	8,045,452
Total deposits	7,763,064	3,999,540	2,101		11,764,705
Borrowings	453,347	1,362,791	(5,764)	I	1,810,374
Accrued expenses and other liabilities	236,964	101,429	5,107	J	343,500
Total liabilities	8,453,375	5,463,760	1,444		13,918,579
STOCKHOLDERS' EQUITY
Preferred stock:
Series A	—	100,000	15,280	K	115,280
Nonvoting convertible	—	13	(13)	K	—
Common stock	553	307	(111)	K	749
Additional paid-in capital	742,824	418,169	100,905	K	1,261,898
Retained earnings	611,741	(74)	74	K	611,741
Accumulated other comprehensive income	13,034	10,465	(10,465)	K	13,034
Treasury stock	(4,295)	(29,585)	29,585	K	(4,295)
Controlling interest stockholders' equity	1,363,857	499,295	135,255		1,998,407
Noncontrolling interest	1,459	—	—		1,459
Total stockholders' equity	1,365,316	499,295	135,255		1,999,866
Total liabilities and stockholders' equity	$9,818,691	$5,963,055	$136,699		$15,918,445

MB FINANCIAL, INC. AND TAYLOR CAPITAL GROUP, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Six Months Ended June 30, 2014
(In thousands, except share and per share data)

			Pro Forma
	MB Financial	Taylor Capital	Adjustments		Pro Forma
Interest income:
Loans	$112,149	$80,167	$11,592	L	$203,908
Investment securities	33,292	17,787	208	L	51,287
Other interest earning accounts and federal funds sold	399	1	—		400
Total interest income	145,840	97,955	11,800		255,595
Interest expense:
Deposits	7,523	6,387	(1,151)	L	12,759
Borrowings	2,917	3,640	193	L	6,750
Total interest expense	10,440	10,027	(958)		19,509
Net interest income	135,400	87,928	12,758		236,086
Provision for credit losses	(800)	4,100	—		3,300
Net interest income after provision for credit losses	136,200	83,828	12,758		232,786
Non-interest income:
Commercial deposit and treasury management fees	14,250	6,620	—		20,870
Lease financing, net	28,049	246	—		28,295
Trust and asset management fees	10,612	—	—		10,612
Card fees	6,005	177	—		6,182
Consumer and other deposit service fees	6,091	329	—		6,420
Net gain on sale of loans	246	—	—		246
Mortgage banking revenue	—	55,298	—		55,298
Other operating income	11,287	2,774	—		14,061
Total non-interest income	76,540	65,444	—		141,984
Other expense:
Salaries and employee benefits	90,999	70,823	—		161,822
Occupancy and equipment expense	19,110	8,041	(858)	L	26,293
Computer services and telecommunication expense	10,163	5,485	—		15,648
Advertising and marketing expense	4,302	453	—		4,755
Other intangibles amortization expense	2,414	—	1,437	L	3,851
Net loss (gain) recognized on other real estate owned	378	(1,138)	—		(760)
Prepayment fees on interest bearing liabilities	—	—	—		—
Other operating expenses	26,711	31,378	—		58,089
Total other expense	154,077	115,042	579		269,698
Income before income taxes	58,663	34,230	12,179		105,072
Income tax expense	15,588	14,874	4,872	M	35,334
Net income	43,075	19,356	7,307		69,738
Dividends and discount accretion on preferred shares	—	2,000	—		2,000
Net income available to common stockholders	$43,075	$17,356	$7,307		$67,738

Earnings per Share:
Basic	$0.79	$0.57			$0.91
Diluted	0.78	0.56			0.91

Average Shares Outstanding:
Basic	54,654,992	29,126,928	19,602,482	N	74,257,474
Diluted	55,232,703	29,345,162	19,602,482	N	74,835,185

MB FINANCIAL, INC. AND TAYLOR CAPITAL GROUP, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2013
(In thousands, except share and per share data)

			Pro Forma
	MB Financial	Taylor Capital	Adjustments		Pro Forma
Interest income:
Loans	$238,542	$155,464	$30,605	L	$424,611
Investment securities	58,648	42,222	476	L	101,346
Other interest earning accounts and federal funds sold	705	4	—		709
Total interest income	297,895	197,690	31,081		526,666
Interest expense:
Deposits	19,240	15,498	(2,302)	L	32,436
Borrowings	6,319	9,196	386	L	15,901
Total interest expense	25,559	24,694	(1,916)		48,337
Net interest income	272,336	172,996	32,997		478,329
Provision for credit losses	(5,804)	2,400	—		(3,404)
Net interest income after provision for credit losses	278,140	170,596	32,997		481,733
Non-interest income:
Commercial deposit and treasury management fees	24,867	12,889	—		37,756
Lease financing, net	61,243	73	—		61,316
Trust and asset management fees	19,142	—	—		19,142
Card fees	11,013	362	—		11,375
Consumer and other deposit service fees	13,968	766	—		14,734
Net gain on sale of loans	1,664	—	—		1,664
Mortgage banking revenue	—	122,882	—		122,882
Other operating income	22,497	20,960	—		43,457
Total non-interest income	154,394	157,932	—		312,326
Other expense:
Salaries and employee benefits	177,858	142,549	—		320,407
Occupancy and equipment expense	36,878	17,766	(1,716)	L	52,928
Computer services and telecommunication expense	18,883	5,257	—		24,140
Advertising and marketing expense	8,272	1,380	—		9,652
Other intangibles amortization expense	6,084	—	3,315	L	9,399
Net (gain) loss recognized on other real estate owned	(1,528)	320	—		(1,208)
Prepayment fees on interest bearing liabilities	—	5,380	—		5,380
Other operating expenses	48,141	55,995	—		104,136
Total other expense	294,588	228,647	1,599		524,834
Income before income taxes	137,946	99,881	31,398		269,225
Income tax expense	39,491	37,874	12,559	M	89,924
Net income	98,455	62,007	18,839		179,301
Dividends and discount accretion on preferred shares	—	15,900	—		15,900
Net income available to common stockholders	$98,455	$46,107	$18,839		$163,401

Earnings per Share:
Basic	$1.81	$1.51			$2.20
Diluted	1.79	1.50			2.19

Average Shares Outstanding:
Basic	54,509,612	28,807,517	19,602,482	N	74,112,094
Diluted	54,993,865	29,110,289	19,602,482	N	74,596,347

Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements

Note 1 – Basis of Presentation

The unaudited pro forma combined condensed consolidated financial information has been prepared under the acquisition method of accounting for business combinations. The unaudited pro forma combined condensed consolidated statements of operations for the year ended December 31, 2013 and six months ended June 30, 2014, are presented as if the acquisition occurred on January 1, 2013. The unaudited pro forma combined condensed consolidated balance sheet as of June 30, 2014 is presented as if the acquisition occurred as of that date. This information is not intended to reflect the actual results that would have been achieved had the acquisition actually occurred on those dates. The pro forma adjustments are preliminary, based on estimates, and are subject to change as more information becomes available and after final analyses of the fair values of both tangible and intangible assets acquired and liabilities assumed are completed. Accordingly, the final fair value adjustments may be materially different from those presented in this document.

Certain historical data of Taylor Capital has been reclassified on a pro forma basis to conform to MB Financial's classifications.

Note 2 – Purchase Price

Each share of Taylor Capital common stock and nonvoting preferred stock was converted into the right to receive, upon completion of the merger, (1) 0.64318 shares of MB Financial common stock and (2) $4.08 in cash, representing an aggregate consideration mix of approximately 81% MB Financial stock and 19% cash. All "in-the-money" Taylor Capital stock options and warrants outstanding immediately prior to the merger were canceled in exchange for a cash payment as provided in the merger agreement, as were all then-outstanding unvested restricted stock awards of Taylor Capital; however, the cash consideration paid for such restricted stock awards will remain subject to vesting or other lapse restrictions. Shares of Taylor Capital Series A preferred stock were exchanged for shares of MB Financial Series A preferred stock, the terms of which are substantially identical to the terms of Taylor Capital Series A preferred stock.

Based on the June 30, 2014 data, MB Financial would have issued approximately 19.6 million shares of common stock in the merger, resulting in approximately 74.7 million shares of common stock outstanding after the merger, and paid aggregate cash consideration in the merger of approximately $120.5 million.

Note 3 – Allocation of Purchase Price of Taylor Capital

Under the acquisition method of accounting, Taylor Capital's assets and liabilities and any identifiable intangible assets are required to be adjusted to their estimated fair values. The excess of the purchase price over the fair value of the net assets acquired, net of deferred taxes, is allocated to goodwill. Estimated fair value adjustments included in the pro forma financial statements are based upon available information, and certain assumptions considered reasonable, and may be revised as additional information becomes available. The following are the pro forma adjustments made to record the transaction and to adjust Taylor Capital's assets and liabilities to their estimated fair values at June 30, 2014.

(in thousands)

Purchase Price of Taylor Capital excluding Series A preferred stock:
Market value of MB Financial common stock	$519,270
Cash paid	120,510
Total purchase price excluding Series A preferred stock	$639,780
Historical net assets of Taylor Capital as of June 30, 2014	$499,295
Less: Series A preferred stock	100,000
Historical net assets adjusted by the estimated fair value of the Series A preferred stock	399,295
Fair market value adjustments as of June 30, 2014:
Investment securities	(3,806)
Loans	(110,480)
Elimination of Taylor Capital's allowance for loan losses	81,687
Other assets	(10,769)
Goodwill	275,577
Core deposit intangibles	25,000
Interest bearing deposits	(2,101)
Borrowings	5,764
Preferred stock	(15,280)
Other liabilities	(5,107)
$639,780

Both the purchase price and the historical net assets of Taylor Capital exclude Taylor Capital Series A preferred stock, the outstanding shares of which automatically converted into the right to receive shares of MB Financial Series A preferred stock. The fair value of the Taylor Capital Series A preferred stock approximates book value. All of the other asset and liability categories are either variable rate or short-term in nature and fair market value adjustments were considered to be immaterial to the financial presentation.

The purchase price adjustments are subject to further refinement, including the determination of a core deposit intangible and its life for amortization purposes.

The following pro forma adjustments are reflected in the unaudited pro forma condensed combined consolidated financial information:

A.	Cash portion of the purchase price to be paid in the amount of $120.5 million.

B.
Fair value adjustment on investment securities to be accreted using the 150% declining balance method over a remaining maturity of 12 years. The interest rate market value adjustment was determined based on quoted prices for similar investment securities or other observable market data.

C.
Fair value adjustment on loans which includes $30.5 million to adjust for credit deterioration of the acquired portfolio and $80.0 million to reflect current interest rates and spreads to be accreted based on the level yield over a two-year weighted average remaining life of the acquired portfolio. The interest rate market value adjustment was determined based on the present value of estimated future cash flows of the loans to be acquired discounted using a weighted average market rate. The credit market value adjustment was determined based on assigned risk ratings, and the present value of estimated expected cash flows (including the estimated fair value of loan collateral).

D.	Elimination of Taylor Capital's allowance for loan losses.

E.	Estimate of goodwill. See the purchase price allocation above for calculation.

F.
Estimate of core deposit intangible asset to be amortized using the double declining method over a 15-year remaining life. This asset was determined based on the present value of the estimated future cash flows of core deposits discounted using a weighted average market rate.

G.
Fair value adjustment on premises and equipment to be amortized using the straight line method over a 28-year remaining life of the premises and equipment. Also includes an asset related to the favorable operating lease terms relative to market terms to be amortized using the straight line method over the three-year weighted average remaining terms.

H.	Fair value adjustment on interest bearing deposits to be amortized using the straight line method over a one-year weighted average remaining life of the deposits.

I.	Fair value adjustments on the junior subordinated notes issued to capital trusts to be accreted using the straight line method over the 19-year remaining maturity.

J.
Liability due to unfavorable operating lease terms relative to market terms to be accreted using the straight line method over the five-year weighted average remaining terms. Also includes net deferred tax asset based on the fair value adjustments that are not tax deductible using a tax rate of 40%.

K.	Elimination of Taylor Capital's stockholders' equity and the issuance of MB Financial shares in the merger.

L.	See Note 4 for the estimated amortization/accretion adjustments included in the pro forma combined condensed consolidated statements of operations.

M.	Taxes were adjusted for pro forma purposes at a 40% rate for statements of operations adjustments.

N.	Shares assumed to be issued by MB Financial in the merger.

Not included in the pro forma statements is provision related to the acquired loans. We anticipate recording a provision for the acquired portfolio in future periods related to renewing Taylor Capital loans, which is expected to largely offset the accretion from non-purchase credit impaired loans.

Note 4 – Estimated Amortization/Accretion of Acquisition Accounting Adjustments
For purposes of determining the pro forma effect of the merger on the statements of operations, the following pro forma adjustments have been made as if the acquisition occurred as of January 1, 2013 (in thousands):

	For the six months ended June 30, 2014	For the year ended December 31, 2013
Yield adjustment for interest income on investment securities	$208	$476
Yield adjustment for interest income on loans (1)	11,592	30,605
Amortization of operating leases and fixed assets	858	1,716
Amortization of core deposit intangible	(1,437)	(3,315)
Yield adjustment for interest expense on interest bearings deposits	1,151	2,302
Yield adjustment for interest expense on borrowings	(193)	(386)
Total adjustments	12,179	31,398
Tax effect on pro forma adjustments	4,872	12,559
Total adjustments, net of tax	$7,307	$18,839
(1) Includes accretion for interest rate market value adjustment.

The following table presents the estimated amortization (accretion) of the acquisition accounting adjustments reflected in the unaudited pro forma combined condensed consolidated financial information on the future pre-tax net income of MB Financial after the merger with Taylor Capital as if the acquisition occurred as of January 1, 2013 (in thousands):

	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7
Yield adjustment for interest income on investment securities	$476	$416	$364	$319	$279	$279	$279
Yield adjustment for interest income on loans (1)	30,605	18,784	12,298	7,003	3,650	2,653	1,990
Amortization of premises and equipment adjustment	52	52	52	52	52	52	52
Amortization of operating lease liabilities	1,664	1,664	1,664	1,664	1,664	1,664	(228)
Amortization of core deposit intangible	(3,315)	(2,873)	(2,490)	(2,158)	(1,870)	(1,621)	(1,405)
Yield adjustment for interest expense on interest bearings deposits	2,302	1,086	165	(41)	(26)	—	—
Yield adjustment for interest expense on borrowings	(386)	(386)	(386)	(386)	(386)	(386)	(386)
Total adjustments to pro forma pre-tax net income	$31,398	$18,743	$11,667	$6,453	$3,363	$2,641	$302
(1) Includes accretion for interest rate market value adjustment.
As noted above, not included in the pro forma statements is provision related to the acquired loans. We anticipate recording a provision for the acquired portfolio in future periods related to renewing Taylor Capital loans, which is expected to largely offset the accretion from non-purchase credit impaired loans.

Note 5 – Merger Costs of Taylor Capital

The table below reflects MB Financial’s current estimate of the aggregate merger costs of $27.1 million (net of $17.0 million of taxes, computed using the combined federal and state tax rate of 40%) expected to be incurred in connection with the merger, which are excluded from the pro forma financial statements. While a portion of these costs may be required to be recognized over time, the current estimate of these costs, primarily comprised of anticipated cash charges, include the following (in thousands):

Professional fees	$9,000	(1)
Severance and retention plan	15,000
Data processing, termination and conversion	5,500
Lease termination and exit costs	10,500
Other	4,000
Pre-tax merger costs	44,000
Taxes	16,950
Total merger costs	$27,050
(1)   A portion of this amount is not tax deductible.

MB Financial's cost estimates are forward-looking. While the costs represent MB Financial's current estimate of merger costs associated with the merger, the ultimate level and timing of recognition of these costs will be based on the timing of the integration activities. The type and amount of actual costs incurred could vary materially from these estimates.